Exhibit 1

NXP and Freescale Set July 2 for Shareholder Meetings on Proposed Merger

NXP Semiconductors Receives Second Request From FTC

Eindhoven, Netherlands, June 2, 2015 – NXP Semiconductors N.V. (NASDAQ: NXPI) and Freescale Semiconductors, Ltd. (NYSE: FSL) will each hold shareholder meetings on July 2, 2015 to vote on NXP’s acquisition of Freescale. The United States Securities and Exchange Commission has declared effective the registration statement on Form F-4 filed by NXP. NXP and Freescale have finalized the joint proxy statement/prospectus and expect to promptly begin delivery to shareholders. The NXP and Freescale boards of directors recommend shareholders vote in favor of the merger.

The extraordinary general meeting of NXP shareholders will be held on Thursday, July 2, 2015, at 3:00 p.m., local time, at NXP’s principal executive offices located at High Tech Campus 60, Eindhoven 5656 AG, the Netherlands. The record date for the determination of shareholders entitled to vote at the NXP special meeting will be June 4, 2015.

The special general meeting of shareholders of Freescale will be convened for Thursday, July 2, 2015, at 8:00 a.m., local time, to be held at Freescale’s principal executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735. The record date for the determination of shareholders entitled to vote at the Freescale special meeting is May 27, 2015.

NXP today also announced that it received a request for additional information and documentary materials from the United States Federal Trade Commission (“FTC”) in connection with NXP’s pending merger with Freescale. The request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”).

Frequently referred to as a “second request,” this is a standard part of the FTC review process and was anticipated by NXP. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after NXP has substantially complied with the request, unless that period is extended voluntarily by both parties or terminated sooner by the FTC. NXP will continue to work closely and cooperatively with the FTC as it conducts its review of the proposed merger.

In addition to the expiration or termination of the waiting period under the HSR Act, completion of the merger remains subject to obtaining antitrust and other regulatory approvals in certain other jurisdictions, approval of the NXP and Freescale shareholders and other customary closing conditions. NXP continues to expect the merger to close in the second half of calendar year 2015.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) creates solutions that enable secure connections for a smarter world. Building on its expertise in high-performance mixed-signal electronics, NXP is driving innovation in the areas of connected cars, cyber security, portables & wearables, and the Internet of Things. NXP has operations in more than 25 countries, and posted revenue of $5.65 billion in 2014. Find out more at www.nxp.com.

About Freescale Semiconductor

Freescale Semiconductor, Ltd. (NYSE: FSL) enables secure, embedded processing solutions for the Internet of Tomorrow. Freescale Semiconductor’s solutions drive a more innovative and connected world, simplifying our lives and making us safer. While serving the world’s largest companies, Freescale Semiconductor is also committed to supporting science, technology, engineering and math (STEM) education, enabling the next generation of innovators. http://investors.freescale.com.

No Offer or Solicitation

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between NXP Semiconductors N.V. (“NXP”) and Freescale Semiconductor, Ltd. (“FSL”).

Important Information For Investors and Shareholders

In connection with this proposed business combination, NXP has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 that includes a definitive joint proxy statement of NXP and FSL that also constitutes a definitive prospectus of NXP. The registration statement was declared effective by the SEC on June 1, 2015. Each of NXP and FSL may file with the SEC other documents in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NXP AND FSL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT ARE FILED OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. The definitive joint proxy statement/prospectus will be delivered to shareholders of NXP and FSL on or about June 2, 2015. Investors and security holders are able to obtain free copies of the definitive joint proxy statement/prospectus and other documents filed with the SEC by NXP and/or FSL through the internet website maintained by the SEC at http://www.sec.gov. Copies of the definitive joint proxy statement/prospectus and the other documents filed with the SEC by NXP are also available free of charge on NXP’s Investor Relations internet website at http://www.nxp.com/investor or by contacting NXP’s Investor Relations

Contact by phone at 1-408-518-5411. Copies of the definitive joint proxy statement/prospectus and the other documents filed with the SEC by FSL are available free of charge on FSL’s Investor Relations internet website at http://investors.freescale.com or by writing to Freescale Semiconductor, Ltd., c/o Freescale Semiconductor, Inc., 6500 William Cannon Drive West, Austin, Texas 78735, Attention: Investor Relations or by phone at 1-512-895-2454.

Participants in Solicitation

NXP, FSL, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of NXP is set forth in its Annual Report on Form 20-F for the year ended December 31, 2014, which was filed with the SEC on March 6, 2015. Information about the directors and executive officers of FSL is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 6, 2015, and its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on March 16, 2015.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive joint proxy statement/prospectus and may be contained in other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between NXP and FSL are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to numerous factors, risks and uncertainties about NXP and FSL, may include projections of their respective future business, strategies, financial condition, results of operations and market data. These statements are only predictions based on current expectations and projections about future events. There are important factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected, including the risk factors set forth in the definitive joint proxy statement/prospectus, NXP’s most recent Form 20-F and FSL’s most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

•	the failure to obtain the approval of shareholders of NXP or FSL in connection with the proposed transaction;

•	the failure to consummate or delay in consummating the proposed transaction for other reasons;

•	the timing to consummate the proposed transaction;

•	the risk that a condition to closing of the proposed transaction may not be satisfied;

•	the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;

•	NXP’s and FSL’s ability to achieve the synergies and value creation contemplated by the proposed transaction;

•	the ability of either NXP or FSL to effectively integrate their businesses; and

•	the diversion of management time on transaction-related issues.

FSL’s and NXP’s forward-looking statements are based on assumptions that may not prove to be accurate. Neither FSL nor NXP can guarantee future results, level of activity, performance or achievements. Moreover, neither FSL nor NXP assumes responsibility for the accuracy and completeness of any of these forward-looking statements. FSL and NXP assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Investors:	Media:
Jeff Palmer	Joon Knapen
jeff.palmer@nxp.com	joon.knapen@nxp.com
+1 408 518 5411	+49 151 257 43 299